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EXHIBIT 99.1

PRESS RELEASE DATED MAY 4, 2000

Contact: Dusty Pritchett
         Senior Vice President of Finance and
         Chief Financial Officer

                       CYBEX REPORTS RECORD FOURTH QUARTER
                                SALES AND INCOME

         HUNTSVILLE, Ala. (May 4, 2000) - CYBEX Computer Products Corporation (Nasdaq/NM:CBXC) today reported record sales and income for the fourth fiscal quarter and year ended March 31, 2000. This was Cybex's twenty-second consecutive quarterly record for sales and operating earnings.

         "Fourth quarter sales rose 47% to $34.6 million as a result of continued demand for KVM switch products and the contribution from the PixelVision acquisition," stated Stephen F. Thornton, president and chief executive of Cybex Computer Products Corporation. "Excluding non-recurring charges, income increased 50.8% to $6.1 million, or $0.29 per diluted share, compared with the fourth quarter of last year."

         Net sales for the fourth quarter of fiscal 2000 rose to $34.6 million compared with $23.5 million in the fourth quarter a year ago. Cybex's KVM switch product sales rose 28.8% to $27.3 million and accounted for 78.9% of fourth quarter sales. KVM extension and remote access product sales rose 56.4% to $3.7 million in the fourth quarter and accounted for 10.6% of total revenues. Visual display product sales totaled $3.2 million and accounted for 9.3% of total sales.

         Sales to domestic customers grew 56% compared with the fourth quarter of fiscal 1999 and benefited from strong growth across distribution channels, including dealers and OEMs. International sales grew 27% to $11 million in the fourth quarter of fiscal 2000 and accounted for 32% of sales during the quarter. European sales grew 24% and other international sales were up 34% compared with the fourth quarter of the prior year.

         "We experienced strong sales growth to OEMs as we expanded our relationships in both international and domestic channels," continued Mr. Thornton. "OEMs represented approximately 24% of total fourth quarter sales and dealers/resellers represented 64% of total sales. We remain very focused on expanding our sales channels while adding new products that broaden our markets. In the fourth quarter, we introduced new KVM switch products for the fast growing ISP, ASP, CLEC and ILEC markets, small to medium-sized businesses and switch products with enhanced security features. We continued to experience sales growth from all major product lines."

         Operating income, excluding non-recurring charges, rose 51.6% to $8.7 million compared with $5.7 million in the fourth quarter of fiscal 1999. The reported results for the fourth quarter of fiscal 2000 included merger-related expenses of $900,000, or $0.04 per diluted share, related to the announced Apex, Inc. merger. The results for the fourth quarter of fiscal 1999 included a one-time charge of $1.2 million, or $0.06 per diluted share after-tax, related to the Fox acquisition. Before the non-recurring charges, Cybex's pre-tax income increased 47% over the prior year's fourth quarter, rising to 25.7% of

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consolidated sales.

         "Cybex's core operating margin increased slightly to 56.5% as a result of higher sales and improved manufacturing efficiencies. Overall margins were down slightly to 53.25% as a result of lower margins on display product sales compared with core KVM products. Our gross profit grew 46% to $18.4 million in the fourth quarter compared with last year," continued Mr. Thornton.

         Research and development expenses rose 40% to $1.9 million compared with the fourth quarter of last year. R&D efforts remain focused on new product development and cost reduction programs for key product lines. Cybex currently has R&D staff in the U.S., Ireland and Germany.

         Income for the fourth quarter of fiscal 2000 rose to $6.1 million, or $0.29 per diluted share, excluding $900,000 of expenses related to the announced Apex merger. After the charges, net income for the fourth quarter rose to $5.2 million, or $0.25 per diluted share, compared with $2.9 million, or $0.14 per diluted share, in the fourth quarter of fiscal 1999.

FISCAL YEAR RESULTS

         Net sales for fiscal 2000 rose 46.5% to $120.4 million compared with $82.2 million in fiscal 1999.

         Income before non-recurring charges for fiscal 2000 rose 56.2% to $21.3 million, or $1.03 per diluted share, compared with $13.6 million, or $0.69 per diluted share, in fiscal 1999. Including one-time charges, Cybex reported net income for fiscal 2000 of $18.8 million, or $0.91 per diluted share, compared with $12.4 million, or $0.63 per diluted share, in fiscal 1999. Non-recurring charges include $1.6 million, or $0.08 per share, in fiscal 2000 related to the PixelVision acquisition; $900,000, or $0.04 per share, in fiscal 2000 related to the Apex merger; and $1.2 million, or $0.06 per diluted share, in fiscal 1999 related to the Fox acquisition.

ABOUT CYBEX COMPUTER PRODUCTS CORPORATION

         Cybex designs and manufactures KVM switching, extension and remote access solutions for today's fast-growing data centers. With installations in corporate, military and financial organizations around the world, Cybex's field proven technology gives users the flexibility and reliability they need for efficient, modular management of even the most complex networks.

         Cybex Computer Products Corporation is the proven leader in the KVM switch industry and the world's premier provider of switching, extension and remote access solutions. For over a decade Cybex has designed and manufactured switches and extenders for enhanced control and management of data centers and multiple computer applications. Cybex delivers comprehensive solutions for PC and Macintosh platforms and most Hewlett-Packard, Sun, Silicon Graphics, RS/6000 and DEC Alpha workstations. Cybex is headquartered in Huntsville, Alabama, with European offices in Shannon, Ireland; Steinhagen and Munich, Germany; and other offices in Singapore and Tokyo.

STATEMENTS CONTAINED IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL INFORMATION, INCLUDING, WITHOUT LIMITATION, ESTIMATES OF FUTURE SALES GROWTH AND INCREASES IN MARKET DEMAND AND FUTURE RESEARCH AND DEVELOPMENT EXPENSES, ARE FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED. SUCH POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: POTENTIAL REDUCTIONS OR DELAYS IN ORDERS FROM NEW OR EXISTING CUSTOMERS; DEVELOPMENT OF EXPANDED RESELLER CHANNELS; DEVELOPMENT OF INTERNATIONAL DISTRIBUTION NETWORKS; INTENSELY COMPETITIVE INDUSTRY WITH INCREASING PRICE COMPETITION; A LIMITED NUMBER OF POTENTIAL NEW OEM CUSTOMERS; ABILITY TO OBTAIN AND PROTECT PROPRIETARY RIGHTS; ABILITY TO GROW NEW BUSINESSES AND

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SUCCESSFULLY INTEGRATE AND OPERATE ANY ACQUIRED BUSINESSES; INSUFFICIENT, EXCESS
OR OBSOLETE INVENTORY; CONTINUED SUCCESS IN TECHNOLOGICAL ADVANCES, INCLUDING DEVELOPMENT AND IMPLEMENTATION OF NEW PROCESSES AND STRATEGIC PRODUCTS FOR SPECIFIC MARKET SEGMENTS; ABILITY TO DEVELOP AND INTRODUCE NEW PRODUCTS ON A TIMELY BASIS; VARIABILITY OF GROSS MARGINS; IMPACT ON THE COMPANY'S BUSINESS DUE TO INTERNAL SYSTEMS OR SYSTEMS OF SUPPLIERS AND OTHER THIRD PARTIES ADVERSELY AFFECTED BY YEAR 2000 PROBLEMS; GENERAL BUSINESS AND ECONOMIC CONDITIONS; AND OTHER FACTORS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS, INCLUDING ITS FORMS 10-K, 10-Q AND 8-K. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

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                      CYBEX COMPUTER PRODUCTS CORPORATION

                         UNAUDITED FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS ENDED                          YEAR ENDED
                                               ------------------                          ----------
                                          MAR. 31,             MAR. 31,           MAR. 31,             MAR. 31,
                                            2000                 1999               2000                 1999
                                       --------------       --------------     --------------       --------------
Net sales - Switch and extension       $       31,385       $       23,533     $      111,539       $       82,195
Net sales - Display                             3,205                    -              8,900                    -
                                       --------------       --------------     --------------       --------------
Net sales - Total                              34,590               23,533            120,439               82,195

Gross profit                                   18,416               12,603             64,485               43,893
Operating income excluding
    non-recurring charges              $        8,659       $        5,711     $       30,266       $       18,491
Income excluding
    non-recurring charges              $        6,092       $        4,039     $       21,252       $       13,609
Non-recurring charges, net of tax                 906                1,175              2,469                1,175
Net income                             $        5,186       $        2,864     $       18,783       $       12,432

Earnings per share excluding
    non-recurring charges:
    Basic                              $         0.32       $         0.21     $         1.11       $         0.73
    Diluted                            $         0.29       $         0.20     $         1.03       $         0.69
Earnings per share including
    non-recurring charges:
    Basic                              $         0.27       $         0.15     $         0.98       $         0.66
    Diluted                            $         0.25       $         0.14     $         0.91       $         0.63

Weighted average shares outstanding:
    Basic                                      19,271               18,936             19,162               18,737
    Diluted                                    20,867               20,010             20,538               19,714
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                                  BALANCE SHEET

                                                                                  MAR. 31,             MARCH 31,
                                                                                    2000                 1999
                                                                               --------------       --------------
ASSETS
Cash, cash equivalents and short-term investments                              $       58,184       $       46,061
Other current assets                                                                   39,884               26,444
Property and equipment, net                                                            12,482               12,552
Long-term investments                                                                   9,610                2,930
Intangibles and other                                                                   6,889                4,863
                                                                               --------------       --------------
    Total assets                                                               $      127,049       $       92,850
                                                                               ==============       ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                                            $       42,254       $       28,654
Shareholders' equity
    Common stock                                                                           22                   21
    Additional paid-in capital                                                         40,048               37,493
    Accumulated other comprehensive income                                               (907)                (231)
    Retained earnings                                                                  50,996               32,213
    Treasury stock                                                                     (5,364)              (5,300)
                                                                               --------------       --------------
Total shareholders' equity                                                             84,795               64,196
                                                                               --------------       --------------
    Total liabilities and shareholders' equity                                 $      127,049       $       92,850
                                                                               ==============       ==============